Press Release
www.shire.com

Shire Receives FOSRENOL Paragraph IV Notice Letters from Barr Laboratories and Mylan

09 February 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), announces that it has received Paragraph IV Notice letters from Barr Laboratories, Inc. (“Barr) and Mylan, Inc. (“Mylan) dated 2 and 4 February 2009 respectively, advising in each case of the filing of an Abbreviated New Drug Application (“ANDA”) for a generic version of 500mg, 750mg and 1gm FOSRENOL®, (lanthanum carbonate).

FOSRENOL is protected by three FDA Orange Book listed patents: U.S. patent No. 5,968,976, Pharmaceutical Composition Containing Selected Lanthanum Carbonate Hydrates; U.S. patent No. 7,381,428, Stabilized Lanthanum Carbonate Compositions; and U.S. patent No. 7,465,465, Pharmaceutical Formulation Comprising Lanthanum Compounds which expire in 2018, 2024 and 2024 respectively. Shire believes these patents provide a robust and sustainable proprietary position for FOSRENOL under U.S. patent laws.

Shire is currently reviewing the detail of the Paragraph IV Notice letters from Barr and Mylan, and under the Hatch Waxman Act, has 45 days from the date of each notice letter to determine if it will file a patent infringement suit. If Shire brings suit pursuant to the Hatch Waxman regulations, a 30-month stay of approval will be imposed by the FDA on Barr’s and Mylan’s ANDA, which will commence on 26 October 2009.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.